Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4/A of our report dated February 24, 2009 relating to the financial statements, which appears in FirstEnergy Solutions Corp.’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the incorporation by reference of our report dated February 24, 2009 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Cleveland, Ohio
November 12, 2009